MAS Financial Corp.

1922 North Bedford Ave.			 Tel: (812) 468-8250
Evansville, IN 47711 			 Fax: (812) 468-8251
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                   Consulting Agreement

This agreement is entered into on this 28th day of October, 1997 by and between MAS Financial Corp. (hereinafter referred to as "MAS"), and Sloan Electronics, Inc., their heirs, designees or assignees, (hereinafter referred to as "Client"), and is made with reference to the following recitations:

Whereas, MAS has skills and expertise in the fields of business consulting, due diligence, mergers and acquisitions, and public and private offering structuring and transactions, and,

Whereas, for the purpose of advancing the business plans of Client, Client wishes to contract for the control stock of an acquisition company from MAS, and,

Whereas MAS owns or controls the control stock of MAS Acquisition I Corp. (hereinafter referred to as "Acquisition" company, a corporation organized under the laws of the State of Delaware, having those classes and numbers of shares as more fully set forth on the company information sheet attached hereto and made a part hereof by reference.
MAS has control of Acquisition company and is prepared to transfer the control block. Now, therefore, the parties hereto hereby agree and covenant as follows:

(1) MAS agrees to take certain actions, and undertake certain obligations for the orderly transfer of the control block of stock of Acquisition company.
(comprised of 7,652,790 common capital shares of the total of 8,503,100 common capital shares), to Client.
MAS agrees as well to do all of the following acts:

  *	Name Change and New Stock Certificates
  *	Unaudited financial statements brought forward
        to most recent period.
  *	Change of officers and directors and resignation
        of present board
  *	15C211 prepared and filed with NASD.
  *	Deliver control block shares.
  *	Obtain CUSIP number.
  *	Obtain a stock symbol for trading on the NASDAQ
        Bulletin Board
  *	Furnish Market Maker.
  *	Any other document or act needed to make an
        orderly transfer of control.

All expenses incurred by the Acquisition company, after the transfer of control by MAS to the Client, shall be the responsibility of the Acquisition company.

(2) At closing, which shall take place at a time and place mutually agreeable to the parties hereto, MAS shall deliver to Client or its designee the following:

(a) Certificates representing the shares being sold hereunder; containing the following legend:

"The securities represented by this Certificate have not been registered under the Securities Act of 1933
(the "Act") and are "Restricted Securities" as the term is defined in Rule 144 under the Act. The Common
Shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or exemption, the availability of which is to be established to the satisfaction of the Corporation."

(b) Necessary consents, if any, from the state of domicile of the Acquisition company;

(c) All corporate books, records, and documents, stock books, ledgers, minute books, articles and by-laws of the Acquisition company;

(d) Shareholder list of the Acquisition company;

(e) Resignations of all present officers and directors, effective as of the closing date;

(f) Copy of audited 1996 and unaudited 1997 financial statements;

(3) MAS represents and warrants the following:

(a) that the Acquisition company is a corporation duly organized and existing under the laws of the State of Delaware, unless otherwise noted;

(b) that the Acquisition company will use its best efforts to preserve its business organization intact.

(c) that the Acquisition company will not enter into any contract, commitment or transaction, or declare, set aside or pay any dividend, or make any distribution in respect of its capital stock, or waive any obligation or liability, or compromise any claim, or cancel any note, loan or other obligation owed to it, without the consent of Client.

(4) MAS represents and warrants the following prior to closing:

(a) That MAS will not cause any amendment to be made in the Articles of Incorporation or By-Laws of the Acquisition company, nor issue or cause to be issued any additional shares of capital stock; nor issue or cause to be issued any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock may be directly or indirectly authorized, issued or transferred nor will either agree to do any of the acts listed above.

(b) That MAS will not do, or agree to do, any of the following acts: (i) make any change in compensation payable or to become payable to them, to any officer, employee, sales agent or representative, (ii) make any change in benefits payable to any officer, employees, sales agent, or representative under any bonus or pension plan or other contract or commitment, or (iii) modify any collective bargaining agreement to which the Acquisition company is a party or by which it may be bound.

(5) Client represents and warrants the following prior to closing:

(a) That Client is solely responsibly for the decision to by acquired by the Acquisition company,

(b) That the Client firm to be acquired by the Acquisition company which is the subject of this agreement shall be suitable in all respects for such merger,

(6) The parties shall at all times keep each other's information, sources, trade secrets, processes, and confidential information strictly confidential.

(7) MAS is not rendering legal advise to Client. Each party is responsible for all of it's own professional, legal, accounting, Broker-Dealer, and consulting fees as they may apply to each party.

(8) Should Client terminate this transaction for any reason other than the malfeasance or nonperformance of MAS prior to the acquisition of the Acquisition company, all monies paid to MAS up until that point shall be retained by MAS as liquidated damages. The parties agree to the reasonableness of these liquidated damages.
All documents and work product prepared for or on behalf of Client by MAS up until that point shall become the property of Client.

(9) MAS warrants that the Acquisition company being transferred shall be transferred with no liabilities and little or no assets, and shall defend and hold
Client and the Acquisition company harmless against any action by any third party against either of them arising out of, or as a consequence of, any act or omission of MAS or the Acquisition company prior to, or during the closing contemplated by this contract of sale. MAS reserves the right, if necessary, to substitute another Acquisition company acceptable to Client of like worth.

(10) All of the representations and warranties contained within this contract of sale, whether made by Client, MAS, or MAS on behalf of the Acquisition company, will be true and correct on the closing date as if made on that date.

(11) At any time prior to the closing, Client and their counsel, accountants and other agents shall have full access during normal business hours to all properties, books, accounts, records, contracts and documents relating to the Acquisition company.

(12) This agreement shall be governed by the laws of the State of Indiana, except insofar as the laws of the State of Delaware shall apply in keeping with conflict of laws and rules, in any dispute. The parties agree to the jurisdiction of the Courts of the State of Indiana and the United States District Court for the Southern
District of Indiana as the forums for the resolution of any legal disputes between the parties. Client agrees to pay court costs, attorney fees in a reasonable amount, and interest on any unpaid balances at the judgment rate then in effect in the State of Indiana should it become necessary for MAS to engage in legal action to recover any portion of the purchase price or any other fees from Client.

(13) If any bona fide action or proceeding shall be pending against any party on the closing date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the performance of this agreement, or if any agency of the federal or of any state government shall have objected to it on or before the closing date to this transaction, or if any prospectus contemplated with respect to the issuance and sale of shares by Buyers shall have been disapproved by any federal or state regulatory agency, either party may cancel and terminate this agreement without liability to the other. All representations and warranties of the parties shall expire and terminate and be extinguished by the closing, and consummation of the closing shall be conclusive proof that each party is fully satisfied with the facts constituting the basis of the representations and warranties of the other party and with the performance of their obligations hereunder.
This paragraph shall not affect any obligation of any party under this contract that is permitted to be performed in whole or in part after the closing.

(14) Neither party may assign this agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. However, MAS may requires up to 180 days to perform due diligence on any assignee of Client, and may reject any assignee not qualified by MAS.

(15) This documents contains the entire agreement between the parties hereto. No oral or other representation or warranty has been given to Client by MAS, and this agreement controls over any and all oral representations made by any party to this transaction. This agreement may only be modified by a writing, signed by the parties.

(16) Each party agrees to execute all of the documents and do all of the things necessary to effectuate the purpose of this agreement, without delay or limitations.


Accepted and Agreed:        		 Accepted and Agreed:

/s/ Aaron Tsai                 /s/ Paul Sloan
_____________________________  _______________________
MAS Financial Corp.         		 Sloan Electronics, Inc.
By: Mr. Aaron Tsai, President 	By: Mr. Paul Sloan


Mailing Address:

MAS Financial Corp.	         		Sloan Electronics, Inc.
1922 North Bedford Ave.  	    	P.O. Box 35287
Evansville, IN 47711		        	Sarasota, FL 34242